PROSPECTUS Dated January 24, 2001                  Pricing Supplement No. 52 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 25, 2001                                    Dated August 23, 2001
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2004
                            -----------------------


     We will not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2004) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted on the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:               $80,000,000

Maturity Date:                  August 30, 2004

Settlement Date
   (Original Issue Date):       August 30, 2001

Interest Accrual Date:          August 30, 2001

Issue Price:                    99.724%

Specified Currency:             U.S. dollars

Redemption Percentage
   at Maturity:                 100%

Initial Redemption Date:        N/A

Initial Redemption
   Percentage:                  N/A

Annual Redemption
   Percentage Reduction:        N/A


Interest Rate:                 4.75%

Interest Payment Dates:        Each March 1 and
                               August 30, beginning
                               March 1, 2002.

Interest Payment Period:       Semi-annual

Optional Repayment
   Date(s):                    N/A

Agent:                         Morgan Stanley & Co.
                               International Limited

Denominations:                 $100,000

Business Day:                  New York

Common Code:                   013496005

ISIN:                          XS0134960052

Other Provisions:              None

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.



                                 MORGAN STANLEY